Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	Registration Statement (Form S-8 No. 333-217772) pertaining to the 2014 GMS Inc. Stock Option Plan,

•	Registration Statement (Form S-8 No. 333-221940) pertaining to the GMS Inc. Equity Incentive Plan and the GMS Inc. Employee Stock Purchase Plan, and

•	Registration Statement (Form S-3 No. 333-221986) of GMS Inc.;

of our reports dated June 28, 2018, with respect to the consolidated financial statements of GMS Inc., and the effectiveness of internal control over financial reporting of GMS Inc., included in this Annual Report (Form 10-K) of GMS Inc. for the year ended April 30, 2018.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 28, 2018